SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                            SUNRISE RESOURCES, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)
      and 0-11

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:


[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as  provided  by  Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
1)    Amount Previously Paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

                             SUNRISE RESOURCES, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                November 18, 1996


TO THE SHAREHOLDERS OF SUNRISE RESOURCES, INC.:

         The 1996 Annual Meeting of Shareholders of Sunrise Resources, Inc. will be held at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, at 3:30 p.m. (Minneapolis- time) on Monday, November 18, 1996, for the following purposes:

     1.   To set the number of members of the Board of Directors at five (5).

     2.   To elect members of the Board of Directors.

     3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1997.

     4. To take action on any other business that may properly come before the meeting or any adjournment thereof.

         Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 1996 Annual Report.

         Only shareholders of record as shown on the books of the Company at the close of business on October 3, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense to the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS,



                                          Thomas R. King, Secretary
Dated:    October 10, 1996
          Minneapolis, MN

                             SUNRISE RESOURCES, INC.


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                November 18, 1996


         The accompanying Proxy is solicited by the Board of Directors of Sunrise Resources, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Monday, November 18, 1996, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof.

         The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

         Any shareholder giving a Proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a later-dated written Proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later-dated Proxy is delivered to an officer before the revoked or superseded Proxy is used at the Annual Meeting. Proxies will be voted as specified by the shareholders.

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will, therefore, have the same effect as a vote against the proposal. Proxies which are signed but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

         The mailing address of the principal executive office of the Company is 5500 Wayzata Boulevard, Suite 725, Minneapolis, Minnesota 55416. The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on approximately October 10, 1996.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on October 3, 1996 as the record date for determining shareholders entitled to vote at the Annual Meeting (the "Record Date"). Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date, 7,188,721 shares of the Company's Common Stock, par value $.01 per share, were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

         The following table provides information as of the Record Date concerning the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company, (ii) the named executive officers in the Summary Compensation Table, (iii) persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock as of the Record Date and (iv) all directors and executive officers as a group.

Name (and Address of                      Number of shares            Percent
5% Holders) or Identity of Group       Beneficially Owned(1)        of Class(2)

Donald R. Brattain                            324,300(3)                4.5%

Thomas R. King                                 16,000(4)                 *

Daniel A. Leclerc                              10,500(5)                 *

Thomas M. Strand                               10,000(6)                 *

Andrew G. Sall                                 27,654(7)                 *

Barry J. Schwach                              149,468(8)                2.1%

Dana C. Prescott                               29,260(9)                 *

William B. King                                 3,000(10)                *

Peter J. King                                   2,000(11)                *

Craig H. Forsman                              221,650(12)               3.1%

Stephen D. Higgins (13)                     2,846,080(14)              39.6%

Stephen D. Higgins, Trustee,                  431,999                   6.0%
  1996 Grantor Retained Annuity
  Trust FBO Peter J. King (13)

Stephen D. Higgins, Trustee,                1,354,526                  18.8%
  William B. King Stock Trust (13)

Stephen D. Higgins, Trustee,                1,054,526                  14.7%
  Russell S. King Stock Trust (13)

All Executive Officers and                    571,822(15)               7.8%
  Directors as a Group
  (10 persons)


*less than 1%

(1) Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by such person.

(2) Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3) Includes 4,000 shares of Common Stock which may be acquired by Mr. Brattain within 60 days after the Record Date upon exercise of outstanding nonqualified stock options.

(4) Includes 10,000 shares of Common Stock which may be acquired by Mr. Thomas King within 60 days after the Record Date upon exercise of outstanding nonqualified stock options.

(5) Includes 10,000 shares of Common Stock which may be acquired by Mr. Leclerc within 60 days after the Record Date upon exercise of outstanding nonqualified stock options.

(6)      Includes  10,000  shares of Common  Stock  which may be acquired by Mr.
         Strand   within  60  days  after  the  Record  Date  upon  exercise  of outstanding nonqualified stock options.

(7) Includes 22,625 shares which may be acquired by Mr. Sall within 60 days after the Record Date upon exercise of outstanding nonqualified stock options.

(8) Includes 28,750 shares of Common Stock which may be acquired by Mr. Schwach within 60 days after the Record Date upon exercise of outstanding incentive stock options.

(9)      Includes  18,500  shares of Common  Stock  which may be acquired by Mr.
         Prescott within 60 days after the Record Date upon exercise of outstanding incentive stock options.

(10) Includes 3,000 shares of Common Stock which may be acquired by Mr. William King within 60 days after the Record Date upon exercise of outstanding incentive stock options. Does not include 1,354,526 shares held in a trust for Mr. William King's benefit for which he has no voting or investment power.

(11) Includes 2,000 shares held by The King Management Corporation, of which Mr. Peter King is a principal shareholder, officer and director sharing voting and investment power over such shares. Does not include 431,999 shares held in a trust for Mr. Peter King's benefit for which he has no voting or investment power.

(12) Based upon information set forth in Mr. Forsman's Schedule 13G dated January 24, 1996 for the year ended December 31, 1995.

(13)     Address:  2500 World Trade  Center,  30 East 7th Street,  St. Paul,  MN
         55101.

(14) Includes 431,999 shares held by Mr. Higgins, as trustee under the 1996 Grantor Retained Annuity Trust for the benefit of Peter J. King, a former officer and director of the Company, and 2,409,052 shares held by Mr. Higgins, as trustee under the William B. King Stock Trust and Russell S. King Stock Trust, for the benefit of William B. King, an officer of the Company, and Russell S. King, respectively, both of whom are sons of Mr. Peter King. Mr. Higgins disclaims beneficial ownership of these shares.

(15) Includes 108,515 shares of Common Stock which may be acquired within 60 days after the Record Date upon the exercise of outstanding options. Does not include 1,354,526 shares held in a trust for the benefit of an officer for which the officer has no voting or investment power or shares held by any former officer or director.

                              ELECTION OF DIRECTORS
                              (Proposals #1 and #2)

         The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall not be less than one. The Board of Directors unanimously recommends that the number of directors be set at five, which is the current number of directors, and that five directors be elected. Unless otherwise instructed, the Proxies will be so voted. Under applicable Minnesota law, approval of the proposals to set the number of directors at five and to elect the nominees requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

         In the absence of other instruction, the Proxies will be voted for each of the following individuals. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are members of the present Board of Directors. Mr. Andrew Sall and former director Mr. Peter King were elected as directors of the Company on February 13, 1995 pursuant to the Agreement and Plan of Reorganization among the Company, The P. J. King Companies, Inc. d/b/a International Leasing Corporation ("ILC") and affiliates of ILC, which provides that Mr. Peter King and one other person chosen by the Company from a list of persons proposed by Mr. Peter King would be elected to the Board of Directors. In addition, the Agreement and Plan of Reorganization provides that Mr. Peter King shall serve as Chairman of the Board of the Company until February 1998. In June 1995, Mr. Peter King advised the Company that he was reserving all legal rights as a former shareholder of ILC relating to the merger on the basis that, in his view, materially adverse matters regarding the Company arose prior to the merger and were not disclosed. However, with the concurrence of the Company's Board of Directors, Mr. Peter King, subject to the condition that he abstain from matters presenting a conflict of interest with his pending claims arising from the merger with ILC, continued as a member of the Board of Directors and its Executive Committee until his resignation on August 19, 1996.

         If, prior to the Annual Meeting, it should become known that any one of the following individuals will be unable to serve as a director after the Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.


Name and Age        Current Positions with the Company and Principal Occupations     Director
of Nominee          and Other Information for the Past Five Years                      Since

Thomas R. King      Mr. King has served as Secretary of the Company since July        1991
      56            1991 and as a Director of the Company since December 1991.
                    Since February 1996, Mr. King has also served as the
                    Company's Interim Chairman of the Board. He has been an
                    officer and shareholder of Fredrikson & Byron, P.A., the
                    Company's legal counsel, for more than the past five years.
                    He is also a director of Datakey, Inc.  Mr. King is not
                    related to Peter King, former director, or William King,
                    Vice President - National Vendor Programs.

Donald R. Brattain  Donald R. Brattain has served as a Director of the Company        1989
       56           since November 1989.  Mr. Brattain served as a member of the
                    Company's Interim CEO Committee from July 1995 to July 1996 and as the Company's Chairman of the Board from July 1991
                    to February 1995.  Mr. Brattain has served as President of
                    Brattain & Associates, LLC, an investment company, since
                    1981. He is also a director of Everest Medical  Corporation,
                    Barefoot Grass Lawn Service, Inc., Harmony Brook, Inc.,
                    Koala Corporation and Featherlite Mfg., Inc.

Daniel A. Leclerc   Mr. Leclerc has served as a Director of the Company since         1992
         56         November 1992.  He has been President and Chief Executive
                    Officer of Crestwood Capital Corp., a financial services
                    firm, since January 1994. Mr. Leclerc  was  a  consultant
                    to  Norwest Equipment Finance, Inc., an equipment finance
                    and  leasing  company,  from January 1993 to December 1993.
                    From October 1989 to December 1992, he was President and
                    Chief Executive Officer of Norwest Equipment Finance. From
                    January 1984 to October 1989, he was President and Chief
                    Executive Officer of Crestwood Capital Corp.  Mr. Leclerc is
                    a past director of the Equipment Leasing Association, a
                    national trade organization, and the author of many trade
                    journal articles on equipment leasing.

Thomas M. Strand    Mr. Strand has served as a Director of the Company since          1993
         51         January 1993.  Since 1977, Mr. Strand has been an officer of
                    Dougherty Dawkins, Inc., an investment banking firm, serving as Vice Chairman since March 1995, President from September
                    1989 to March 1995, Chief Executive Officer from November
                    1993 to March 1995 and Executive  Vice  President from 1977 to September 1989.

Andrew G. Sall      Mr. Sall has served as a Director of the Company since 1995.      1995
         63         February Mr. Sall served as Executive Vice President of The
                    Churchill Companies,  a company which  provides asset based lending and mortgage banking services,  from  June  1990 to
                    June 1993 when he retired.  Mr. Sall currently provides
                    consulting services to various companies.


Board and Committee Meetings

         During the fiscal year ended March 31, 1996, the Board of Directors held six meetings and acted four times by unanimous written action. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served. The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee.

         The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Messrs. Sall, Leclerc and Strand. During fiscal 1996, the Audit Committee held three meetings.

         The Compensation and Stock Option Committee determines the compensation for executive officers of the Company and administers the Company's 1991 Stock Option Plan and 1992 Employee Stock Purchase Plan. The Compensation and Stock Option Committee is comprised of Messrs. Thomas King, Brattain and Leclerc. During fiscal 1996, the Compensation and Stock Option Committee held two meetings.

Compensation of Directors

         Meeting Fees. The Company pays each director who is not an employee of the Company (a "Non-Employee Director") an annual retainer of $2,500 plus $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended.

         Stock Option Grants. The Company's 1991 Stock Option Plan provides for the automatic grant of stock options to each Non-Employee Director to purchase the following number of shares of the Company's Common Stock at exercise prices equal to 100% of the current market price on the date of grant: (i) 10,000 shares upon such Non-Employee Director's initial election to the Board, which option becomes exercisable to the extent of 20% immediately and 20% each year thereafter so long as such person remains a director of the Company, and (ii) 2,000 shares upon such Non-Employee Director's annual re-election to the Board of Directors, which option is immediately exercisable in full.

Report of Compensation and Stock Option Committee

         The Compensation and Stock Option Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's key executives with those of the Company's shareholders. Compensation of the Company's executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentive opportunity in the form of stock options. The Compensation and Stock Option Committee (the "Committee") believes, but has not conducted any formal survey, that the base salaries of the Company's executive officers are comparable to the salaries of executive officers of comparable publicly-held companies. These base salaries are combined with the opportunity to earn substantial cash bonuses if certain Company financial and other performance goals are met. In fiscal 1996, because of a significant restructuring, the Company did not implement an incentive bonus plan but certain discretionary bonuses were paid. See "Bonuses." Long-term incentives are based on stock performance through stock options granted pursuant to the Company's 1991 Stock Option Plan. The Committee believes that stock ownership by the Company's executive officers is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Committee believes this philosophy and structure are in the best interests of the Company's shareholders.

         Bonuses. Although the Company did not adopt an incentive bonus program in fiscal 1996, it did give discretionary bonuses to all employees who were employed on April 1, 1995 through July 1996. All employees were placed in one of three separate categories. Category 1 employees received a bonus equal to 2.5% of their gross salaries, Category 2 employees received a bonus equal to 5% of their gross salaries and Category 3 employees received a bonus equal to 10% of their gross salaries. Errol Carlstrom, who became the Company's President and Chief Operating Officer in January 1996 and the Company's Chief Executive Officer in July 1996, received an individual bonus of $15,000. The Company's Compensation Committee awarded the discretionary bonus because of the special efforts of the employees in fiscal 1996 to make the restructuring a success. The Compensation Committee does not intend to grant in future years discretionary bonuses of this magnitude. It will rely primarily on a formal incentive bonus plan.

         Although the plan has not yet been formalized, the fiscal 1997 bonus plan is expected to pay to four classes of employees (support staff, middle management, senior management and the President) incentive bonuses up to a maximum of 10%, 20%, 40% and 75% of their annual salaries, depending on the Company's earnings performances and the attainments by the employee of certain pre-set individual objectives. No bonuses will be paid unless the Company meets a certain agreed minimum earnings goal.

         Stock Options and Other Incentives. The Company's stock option program is the Company's long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

         The Company's 1991 Stock Option Plan authorizes the Committee to award stock options to executive officers and other employees. Stock options are generally granted each year, at an option price equal to the fair market value of the Company's Common Stock on the date of grant, and vest over a period of five years. The amount of stock options awarded is generally a function of the recipient's salary and position in the Company. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Committee has not conducted any thorough comparative analysis.

         Benefits. The Company provides the same health and disability insurance benefits to its executive officers as are available to Company employees generally, except that executive officers receive. The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary for fiscal 1996.

         Chief Executive Officer Compensation. The fiscal 1996 base salary for the Company's former Chief Executive Officer, Craig Forsman, who resigned as of June 30, 1995, was set at $180,000. The Compensation Committee believes, but has not conducted any formal survey, that Mr. Forsman's fiscal 1996 base salary of $180,000 was comparable to the base salaries of chief executive officers of comparable publicly-held companies. Mr. Forsman also would have been eligible to receive a discretionary incentive bonus if certain financial goals had been met by the Company. In connection with Mr. Forsman's resignation, the Company entered into a Severance Agreement and Release, pursuant to which the Company agreed to continue to pay Mr. Forsman his monthly base salary for one year from the date of resignation. From June 30, 1995 to July 24, 1996, the duties of the Chief Executive Officer were performed by a committee comprised of Peter King and Donald Brattain, for which such individuals received no additional compensation beyond what Mr. King received pursuant to his Consulting Agreement and what Mr. Brattain received as a Non-Employee Director (see "Employment and Severance Agreement or Arrangements" below and "Compensation of Directors" above). In July 1996, Mr. Carlstrom was appointed Chief Executive Officer of the Company. Mr. Carlstrom's current employment agreement provides for a $150,000 base salary; and, under the anticipated incentive bonus program for fiscal 1997, he would be eligible for a bonus of up to $112,500.

                                    Compensation and Stock Option Committee

                                            Thomas R. King
                                            Donald R. Brattain
                                            Daniel A. Leclerc

                                              EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to each person who served in the capacity of the Company's Chief Executive Officer during fiscal 1996 and for each person who served as an executive officer during fiscal 1996 whose total salary and bonus earned during fiscal 1996 exceeded $100,000.


                                                                                        Long Term Compensation
                                                                                  ----------------------------------
                                            Annual Compensation                           Awards            Payouts
                                ------------------------------------------------  -----------------------  ---------
                                                                                   Restricted   Options/     LTIP
Name and Principal    Fiscal                                    Other Annual         Stock        SARs      Payouts     All Other
     Position          Year       Salary($)    Bonus($)(1)     Compensation($)     Awards(s)      (#)         ($)    Compensation($)
-------------------- ---------  ------------- -------------- -------------------  ------------ ----------  --------- ---------------


Peter J. King          1996       160,000(2)          ---            ---              ---         ---         ---          12,500(2)
  Interim CEO
  Committee(2)


Donald R. Brattain     1996           ---(3)          ---            ---              ---         ---         ---          10,000(3)
  Interim CEO
  Committee(3)


Craig H. Forsman       1996         55,000            ---            ---              ---         ---         ---         135,000(4)
  Former Chief         1995        180,000         54,000            ---              ---        40,000       ---            1,470
  Executive Officer    1994        180,000            ---            ---              ---        20,000       ---              675


Barry J. Schwach       1996        126,000         62,600            ---              ---         ---         ---           1,499(5)
  Executive Vice       1995         23,750          7,750            ---              ---        15,000       ---              ---
  President of Finance
  and Administration
  and CFO


Dana C. Prescott       1996        126,000         12,600            ---              ---         ---         ---           1,123(5)
  Senior Vice          1995        182,000         20,000            ---              ---        10,000       ---            1,585
  President - National 1994        140,000            ---            ---              ---         ---         ---              461
  Sales Manager


William B. King        1996        112,998         12,600            ---              ---         ---         ---             999(5)
  Vice President -     1995         18,750          6,249            ---              ---        12,000       ---              820
  National Vendor
  Programs

------------------

(1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.

(2) Mr. Peter King served as a member of the Interim CEO Committee from July 1995 to July 1996, for which he received no compensation; all compensation was paid to him pursuant to his Consulting and Noncompetition Agreement described in the section entitled Certain Transactions below.

(3) Mr. Brattain served as a member of the Interim CEO Committee from July 1995 to July 1996, for which he received no compensation; the compensation paid to Mr. Brattain was pursuant to director compensation for non-employee directors described in the section entitled Compensation of Directors above.

(4) Reflects severance payments paid to Mr. Forsman from July 1, 1995 to March 31, 1996 pursuant to a severance agreement.

(5) Represents total Company matching contributions to the Company's 401(k) plan.

Option Grants During 1996 Fiscal Year

         No options or stock appreciation rights were granted to any of the named executive officers during fiscal year 1996.

Option Exercises During 1996 Fiscal Year and Fiscal Year-End Option Values

         The following table provides information related to options and warrants exercised by the named executive officers during fiscal 1996 and the number and value of options held at fiscal year-end. The Company does not have any outstanding stock appreciation rights.

                                                                                                        Value of Unexercised
                                                                      Number of Securities             In-the-Money Options at
                                 Shares                              Underlying Unexercised                March 31, 1996
                              Acquired on          Value           Options at March 31, 1996                Exercisable/
Name                            Exercise         Realized          Exercisable/Unexercisable              Unexercisable(1)

Peter J. King                      --               --                   0 exercisable                     $0 exercisable
                                                                        0 unexercisable                   $0 unexercisable

Donald R. Brattain                 --               --                 4,000 exercisable                   $0 exercisable
                                                                        0 unexercisable                   $0 unexercisable

Craig H. Forsman                   --               --                   0 exercisable                     $0 exercisable
                                                                        0 unexercisable                   $0 unexercisable

Barry J. Schwach                   --               --                 3,750 exercisable                   $0 exercisable
                                                                      11,250 unexercisable                $0 unexercisable

Dana C. Prescott                   --               --                 18,500 exercisable                  $0 exercisable
                                                                      7,500 unexercisable                 $0 unexercisable

William B. King                    --               --                 3,000 exercisable                   $0 exercisable
                                                                      9,000 unexercisable                 $0 unexercisable



(1) Value is calculated on the basis of the difference between the option exercise price and the closing sale price for the Company's Common Stock at March 31, 1996 as quoted on the Nasdaq National Market, multiplied by the number of shares of Common Stock underlying the option.

Employment and Severance Agreements or Arrangements

         The Company entered into a Severance Agreement and Release (the "Agreement") with Craig H. Forsman, the Company's former President and Chief Executive Officer, in connection with Mr. Forsman's resignation as an officer, director and employee of the Company as of June 30, 1995. Pursuant to the Agreement, Mr. Forsman continued to receive, as severance, his base salary of $15,000 per month for a period of twelve months. In addition, Mr. Forsman agreed that, during such twelve-month period, he would not (i) compete with the Company, (ii) disclose confidential information relating to the Company, (iii) solicit any of the Company's employees to leave the Company, (iv) contact the Company's customers or (v) cause the discontinuance of the Company's business.

         In connection with the Company's February 1995 merger with ILC, the Company assumed ILC's obligations under Employment Agreements with Barry Schwach and William King. These agreements assure Mr. Schwach and Mr. King minimum compensation of at least $115,000 and $95,000 per year, respectively. These agreements also provide that if, prior to February 13, 1997, such officer's employment is terminated without cause or his title or duties are adversely changed without his consent, then such individual will be paid an amount equal to his assured minimum compensation for the remaining period to February 13, 1997.

Stock Performance Chart

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended March 31, 1996 with the cumulative total return on the S&P 500 Composite Stock Index and the S&P 500 Financial (Diversified) Index, an index of diverse financial companies. The comparison assumes $100 was invested on October 3, 1991 (the date that the Company's stock began to be publicly traded) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.



                               [ GRAPH OMITTED ]




                                 10/03/91      03/31/92       03/31/93       03/31/94        03/31/95        03/31/96


Sunrise Resources, Inc.           $100.00        158.97         179.49         117.95          100.00           61.54

S&P 500 Financial                 $100.00        108.36         143.88         148.09          176.98          259.43
(Diversified) Index

S&P 500 Composite                 $100.00        111.05         127.96         129.85          150.06          198.23
Stock Index

                              CERTAIN TRANSACTIONS

         The Company has entered into the following transactions in which directors had a material financial interest.

         Harmony Brook--In fiscal 1992, the Company leased approximately $250,000 of water dispensing equipment to Harmony Brook, Inc., a manufacturer of water purification systems, of which Mr. Brattain is a shareholder, chairman and director. In fiscal 1996, the Company received approximately $124,457 in gross rentals under such lease, which terminated as of March 31, 1996.

         In fiscal 1994, the Company entered into a $2,000,000 line of credit with Harmony Brook. As of September 30, 1996, $1,517,414 was outstanding. The line is used by Harmony Brook to fund the expansion of its business operations and is collateralized by certain assets of Harmony Brook.

         Gift Certificate Centers--The Company has a direct-financing lease outstanding with Gift Certificate Centers, of which Mr. Brattain is a principal shareholder. The net book value as of September 30, 1996 was $419,315.

         Dougherty Dawkins--In December 1995, the Company sold to Dougherty Dawkins, Inc., an investment banking firm of which Thomas Strand is Vice Chairman, certain asset-based loans having an aggregate net value of approximately $3,600,000 for a price approximately equal to such aggregate net value. The Company and Dougherty Dawkins, Inc. have entered into discussions relating to a lease securitization financing program for which Dougherty Dawkins, Inc. would serve as the Company's agent. There is no assurance that an agreement with Dougherty Dawkins, Inc. relating to such financing will be consummated.

         On February 13, 1995, the Company entered into a Consulting and Noncompetition Agreement with Peter J. King, who is a principal shareholder and was a director of the Company at the time such agreement was entered into. Pursuant to the agreement, Mr. King would provide consulting services to the Company for three years and would receive annual fees of $167,500 for the first year, $107,500 for the second year and $60,000 for the third year. In addition, the agreement provides for the payment of $12,500 on each of the date of the agreement and the first anniversary date of the agreement as consideration for Mr. King's agreement not to compete with the Company for a two-year period.

         On February 13, 1995, the Company entered into a Sublease Agreement with The King Management Corporation, of which Mr. Peter King is a principal shareholder, officer and director, for the sublease by the Company to The King Management Corporation of approximately 40% of the Company's office space at the St. Paul World Trade Center. Prior to the merger, this office was occupied by both ILC and The King Management Corporation. The King Management Corporation paid its pro rata share of all rent and other occupancy expenses of approximately $95,600 through termination of the lease in March 1996.

         The Company has a note in the original principal amount of $11,733,000 payable to The King Management Corporation, a majority of the common stock of which is owned by Peter J. King. This note is collateralized by certain rental equipment which is presently on lease to various customers. The note was due in semi-monthly installments, payable in full February 16, 1996, and bears interest at prime (currently 8.25%). As of September 30, 1996, there was a balance due of $1,593,485. The Company is negotiating an extension of the note. On October 1, 1996, The King Management Corporation loaned to the Company the sum of $2 million. The loan is due within 60 days and carries an annual interest rate equal to the prime rate (currently at 8.25%). The Company is also in the process of negotiating a $10 million equipment leasing facility from The King Management Corporation under which the Company and The King Management Corporation will share the profits equally once the principal and interest are repaid. There is no assurance that the Company and The King Management Corporation will be able to reach agreement on the terms of such a facility.

         On September 26, 1995, the Company entered into a Consulting Agreement with Andrew G. Sall, a director of the Company, whereby Mr. Sall provided consulting services to the Company for a sixteen-week period commencing July 15, 1995. As consideration for his services, Mr. Sall received an option to purchase 18,625 shares of the Company's Common Stock at $3.00 per share.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from April 1, 1995 through March 31, 1996, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that a Form 3 timely filed by Peter King, as a former director of the Company, inadvertently omitted holdings, which holdings were reported late on an amended Form 3. In addition, the Company is aware of three transactions which have not been reported on either a Form 4 or 5 by Thomas Anderson, a former officer of the Company.

                                 OTHER BUSINESS

         Management knows of no other matters to be presented at the 1996 Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

         Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 1997 Annual Meeting must be received by the Company by April 4, 1997 to be includable in the Company's proxy statement and related proxy for the 1997 Annual Meeting.

                                   PROPOSAL #3
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors unanimously recommends that the shareholders ratify the appointment of Arthur Andersen LLP, independent public accounts, as the Company's independent public accountants for the fiscal year ending March 31, 1997. Unless otherwise instructed, the Proxies will be so voted. Arthur Andersen LLP has served as the Company's independent accountants since August 1993. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from shareholders. The ratification of the appointment of Arthur Andersen LLP, as the Company's independent public accountants for the fiscal year ending March 31, 1997 requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

                                    FORM 10-K

THE COMPANY WILL PROVIDE AT NO CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 1996 ANNUAL MEETING. PLEASE ADDRESS YOUR REQUEST TO THE ATTENTION OF BARRY J. SCHWACH, CHIEF FINANCIAL OFFICER. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF OCTOBER 3, 1996, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           Thomas R. King, Secretary

Dated:  October 10, 1996

                             SUNRISE RESOURCES, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The  undersigned  hereby  appoints  ERROL  F.  CARLSTROM  and  BARRY J.
SCHWACH, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sunrise Resources, Inc. to be held on November 18, 1996, and at all adjournments thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto, and, in their discretion, upon any other matters which may be brought before the meeting.

1.   THE PROPOSAL TO SET THE NUMBER OF DIRECTORS AT FIVE (5).

              [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

2.   ELECTION OF DIRECTORS. NOMINEES: Donald R. Brattain, Thomas R. King, Daniel
     A. Leclerc, Thomas M. Strand and Andrew G. Sall.

                  [ ] VOTE FOR all nominees listed above (except vote withheld from the following nominees, if any, whose names are written below)


                 ---------------------------------------------
                  [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1997.

               [ ] FOR     [ ] AGAINST     [ ] ABSTAIN


         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all directors named in Item 2 and for Proposals 1 and 3.

                    Dated:                                , 1996

                    Please sign exactly as name appears at left. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have signed in full corporate name by President or other authorized officer. If a partnership, please have signed in partnership name by authorized person.


                    -----------------------------------------------------------
                    Signature

                    -----------------------------------------------------------
                    Signature if held jointly


                  PLEASE MAKE, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY, USING THE ENCLOSED ENVELOPE